FOR IMMEDIATE RELEASE - page 1 of 3

Harold's Stores, Inc. Releases Improved Operating Results For

Second Quarter Ended August 2, 2003

Total Company comparable store sales increased 9.4% during the quarter and losses significantly narrowed

Dallas, TX - August 28, 2003 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today significantly improved operating results for the second quarter and year-to-date period ended August 2, 2003.

Strong regular price selling in the Company's full-line retail stores led to increased sales for the quarter and year-to-date period, despite the closing of eight store locations during the first half of the current year. Comparable store sales for the full-line retail stores increased 12.0% for the quarter and 9.9% year-to-date. Outlet comparable store sales declined 20.0% for the quarter and 12.1% year-to-date. The Company's total comparable store sales increased 9.4% for the quarter and 7.9% year-to-date.

The Company's net sales for the second quarter increased to $19.6 million, up 0.2% over the $19.5 million reported in the same period of the prior year. For the year-to-date period, net sales increased to $44.3 million, up 1.4% over the $43.7 million reported in the same period of the prior year.

"We are very pleased with our second quarter sales and continuing improvement in our financial performance. Our gross margins increased to 29.8% of sales during the quarter as compared to last year's 12.2% due to strong selling of regular priced apparel in our full-line stores. This increase was achieved despite the markdowns incurred to liquidate inventory associated with store closing events. Selling, general and administrative expenses were well controlled and declined considerably over the prior year. Our efforts to increase sales, reduce corporate overhead, control expenses and close unprofitable store locations are clearly beginning to pay dividends," said Clark Hinkley, Chief Executive Officer. "

The Company reported a loss before income tax of $2.2 million, or $0.42 per share, as compared to a loss before income tax of $6.2 million, or $1.05 per share for the second quarter of last year. During the year-to-date period ending August 2, 2003, the loss before income tax was $4.3 million or $0.83 per share as compared to a loss before income tax of $6.9 million or $1.19 per share for the same period last year. Included in the results for the first half of 2003 are costs associated with the closing of eight unprofitable stores and an event conducted to liquidate excess inventory. Excluding the operating losses associated with these activities, the loss for second quarter and year-to-date period of the current year was $1.5 million, or $0.25 per share.

Mr. Hinkley continued, "Our customers responded favorably to our spring and summer merchandise assortments, and early responses to our fall merchandise are even more exciting. We have invested more heavily in our fall and holiday merchandise based on initial responses and shortfalls experienced last year. Our inventory levels are in line with our plans and current sales trends. We are very excited about our business prospects in the last half of this year."

Founded in 1948 and headquartered in Norman, Oklahoma, Harold's Stores, Inc. currently operates 39 full-line upscale ladies' and men's specialty stores and three outlets in 19 states. The Company's Houston locations are known as "Harold Powell."

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Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2003 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:

Jodi L. Taylor

Chief Financial Officer

Harold's Stores, Inc.

405-329-4045

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HAROLD'S STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Sales	$ 19,561	$ 19,520	$ 44,255	$ 43,664

Costs and expenses:
Costs of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	13,737	17,140	31,258	33,253

Selling, general and administrative expenses	6,381	7,315	13,379	14,735

Store closing expenses	462	-	1,630	-

Depreciation and amortization	939	983	1,908	1,987

Interest expense	201	313	428	615

	21,720	25,751	48,603	50,590

Loss before income taxes	(2,159)	(6,231)	(4,348)	(6,926)

Benefit for income taxes	-	-	-	-

Net loss	$ (2,159)	$ (6,231)	$ (4,348)	$ (6,926)

NET LOSS APPLICABLE TO COMMON STOCK: Net loss	$ (2,159)	$ (6,231)	$ (4,348)	$ (6,926)

Less: Preferred stock dividends	376	179	702	348

Net loss applicable to common stock	$ (2,535)	$ (6,410)	$ (5,050)	$ (7,274)

Net loss per common share:
Basic and diluted	$ (0.42)	$ (1.05)	$ (0.83)	$ (1.19)

Weighted average number of common shares - basic	6,100	6,086	6,100	6,093